Exhibit 4.6

MELLON FUNDING CORPORATION, as ISSUER

and

MELLON FINANCIAL CORPORATION, as GUARANTOR

and

THE BANK OF NEW YORK MELLON CORPORATION, as SUCCESSOR GUARANTOR

to

MANUFACTURERS AND TRADERS TRUST COMPANY, as successor Trustee to THE

BANK OF NEW YORK (as successor to JPMorgan Chase Bank, National Association, as successor to The Chase Manhattan Bank, National Association)

THIRD SUPPLEMENTAL INDENTURE

Dated as of June 29, 2007

Third Supplemental Indenture, dated as of June 29, 2007, among Mellon Funding Corporation, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania having its principal executive office at One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258 (the “Company”), Mellon Financial Corporation, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania having its principal executive office at One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258 (the “Guarantor”), The Bank of New York Mellon Corporation, a Delaware corporation (“Newco”), and Manufacturers and Traders Trust Company, The Bank of New York, a New York banking corporation having its principal office at One M&T Plaza, 5th Floor, Buffalo, New York 14203 (as successor trustee to The Bank of New York, as successor to JP Morgan Chase Bank, National Association, as successor to The Chase Manhattan Bank, National Association, the “Trustee”).

RECITALS

The Company and the Guarantor executed and delivered to the Trustee a certain indenture, dated as of May 2, 1988 (the “Base Indenture”), the First Supplemental Indenture, dated as of November 29, 1990 (the “First Supplemental Indenture”), and the Second Supplemental Indenture, dated as of June 12, 2000 (the “Second Supplemental Indenture”), pursuant to which one or more series of unsecured debentures, notes or other evidences of indebtedness of the Company (the “Securities”), guaranteed by the Guarantor (the “Guarantees”), may be issued from time to time by the Company. The Base Indenture, as amended by the First Supplemental Indenture and the Second Supplemental Indenture is herein called the “Indenture.” All capitalized terms used in this Third Supplemental Indenture not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 903(1) of the Indenture provides that nothing shall prevent any consolidation or merger of the Guarantor with or into any other corporation or corporations, provided that if the Guarantor merges into another corporation, the corporation into which the Guarantor is merged must be organized under the laws of the United States of America or any state thereof and shall expressly assume by a supplemental indenture, in form satisfactory to the Trustee, the Guarantees endorsed on the Securities and the performance of every covenant in the Indenture to be observed or performed by the Guarantor.

Section 1001(1) of the Indenture provides that a supplemental indenture may be entered into by the Company and the Guarantor, when authorized by a Board Resolution, and the Trustee without the consent of any Holders to evidence the succession of another Person as the Guarantor and the assumption by such successor of the covenants of the Guarantor in the Indenture and the Guarantees.

The Guarantor and The Bank of New York Company, Inc. have entered into an Agreement and Plan of Merger dated December 3, 2006 as amended and restated on February 23, 2007 and March 30, 2007, pursuant to which they have agreed to merge (the “Merger”) with and into Newco, a newly formed Delaware corporation which will survive the Merger.

Pursuant to the Merger, Newco will assume, upon the consummation of the Merger, the Guarantees endorsed on the Outstanding Securities (defined below) and the performance of every covenant of the Indenture to be observed or performed by the Guarantor.

The Company and the Guarantor desire and have requested the Trustee to join with them in the execution and delivery of this Third Supplemental Indenture for the purpose of amending the Indenture to evidence the assumption of the Guarantees endorsed on the Outstanding Securities and the obligations of the Guarantor under the Indenture by Newco.

The following series of Securities (the “Outstanding Securities”) with Guarantees endorsed thereon have been issued prior to the execution hereof and remain outstanding: 3 1/4% Senior Notes due April 1, 2009, 5.20% Senior Notes due 2014 and the Floating Rate Senior Notes due 2014.

The Company has furnished the Trustee with (i) an Opinion of Counsel stating that the Merger and the execution of this Third Supplemental Indenture comply with the Indenture, (ii) an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent provided for in the Indenture with respect to this Third Supplemental Indenture have been complied with and (iii) a copy of the resolutions of its Board of Directors, certified by its Secretary or an Assistant Secretary, pursuant to which this Third Supplemental Indenture has been authorized.

The Guarantor has furnished the Trustee with an Opinion of Counsel and an Officers’ Certificate each stating that the Guarantees remain in full force and effect.

All actions necessary to make this Third Supplemental Indenture a valid agreement of the Company, the Guarantor, Newco and the Trustee and a valid amendment of and supplement to the Indenture have been taken.

NOW THEREFORE THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and intending to be legally bound hereby, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof, as follows:

ARTICLE ONE

ASSUMPTION OF OBLIGATIONS

SECTION 1.1. Assumption of Obligations under Indenture. Newco hereby fully and unconditionally agrees to assume, and hereby does assume, effective upon the consummation of the Merger, the Guarantees endorsed on the Outstanding Securities and the performance and observance of every covenant of the Indenture on the part of the Guarantor to be performed or observed.

ARTICLE TWO

RELEASE OF OBLIGATIONS

SECTION 2.1. Release of the Guarantor from Obligations. In accordance with Section 904 of the Indenture, upon the consummation of the Merger, the Guarantor shall be relieved of all covenants and obligations under the Guarantees endorsed on the Outstanding Securities and the Indenture.

ARTICLE THREE

MISCELLANEOUS

SECTION 3.1. All the provisions of this Third Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Third Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Upon the consummation of the Merger, in accordance with Article Nine of the Indenture, Newco shall succeed to and be substituted for the Guarantor with the same effect as if it had been named therein as the Guarantor and thereafter the Guarantor shall be relieved of all obligations and covenants under the Indenture and the Guarantees.

SECTION 3.2. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.3. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.4. Nothing in this Third Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or legal or equitable right, remedy or claim under this Third Supplemental Indenture.

SECTION 3.5. This Supplemental Indenture will become effective upon its execution and delivery.

SECTION 3.6. All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 3.7. The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 3.8. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.9. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the day and year first above written.

MELLON FUNDING CORPORATION,
Issuer

By:	/s/ MICHAEL A. BRYSON
Name:	Michael A. Bryson
Title:	President and Chief
Executive Officer

MELLON FINANCIAL CORPORATION,
Guarantor

By:	/s/ MICHAEL A. BRYSON
Name:	Michael A. Bryson
Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON CORPORATION,
Successor Guarantor

By:	/s/ CARL KRASIK
Name:	Carl Krasik
Title:	Secretary

MANUFACTURERS AND TRADERS TRUST COMPANY, not in its individual capacity but solely as Trustee

By:	/s/ ROBERT D. BROWN
Name:	Robert D. Brown
Title:	Vice President